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                                                                    EXHIBIT 5.1

                          [LOEB & LOEB LLP LETTERHEAD]

                                November 3, 2004

China Expert Technology, Inc.
Room 2703-4, Great Eagle Centre
23 Harbour Road
Wanchai, Hong Kong

Ladies and Gentlemen:

         We refer to the registration statement on Form S-8 under the Securities Act of 1933, being filed by China Expert Technology, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission, relating to 1,101,205 shares of common stock (the "Shares") granted to Marco Business Limited pursuant to a Strategic Services Agreement (the "Agreement").

         We have examined the Agreement, and originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

         Based upon such examination and relying upon statements of fact contained in the documents which we have examined, it is our opinion that the Shares, when issued in the manner provided for in the Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Loeb & Loeb LLP

                                                     Loeb & Loeb LLP